Exhibit 77K
Disclosure  required  by  Item  304  of  Regulation  S-K
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Changes  in  Registrant's  Certifying  Accountant
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On  October 26, 2011, Raich Ende Malter & Co. LLP ("Raich"), the accounting firm selected by the Fund's Board of Directors and ratified by stockholders as the Fund's independent accountants for the fiscal year ended September 30, 2011, informed the Audit Committee that during an internal review they discovered an event that caused them to conclude that they no longer met the auditor independence requirements as defined in PCAOB Rule 3520 as of September 30, 2011. As a result, Raich resigned as independent auditors for the Fund with respect to the fiscal year ended September 30, 2011. Raich was the independent auditors for the Fund commencing with the fiscal year ended September 30, 2005 and remained as auditors through March 31, 2011. During the periods that Raich was engaged preceding the resignation, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the fiscal years ended September 30, 2009 and 2010 and through the fiscal period ended March 31, 2011, Raich did not did not report to the Fund any matters related to (a) lack of internal controls, (b) lack of inability to rely upon management, (c) the need to expand the attest scope during either the audit or interim reviews, (d) information that may materially affect the fairness or reliability of a previously issued audit report on the Fund's financial statements. During this period, Raich's reports on the financial statements of the Fund contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
On November 3, 2011, in accordance with the requirements of the 1940 Act, the Audit Committee selected EisnerAmper LLP ("Eisner") as the Fund's independent auditors to audit the Fund financial statements for the fiscal year ended September 30, 2011. Eisner has issued its opinion as to these financial statements.
December 20, 2011

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Re: Engex, Inc.
Investment Company Act File Number 811-01639

We have received a copy of, and are in agreement with, the statements made by Engex Inc. concerning our firm in Item 77K "Changes in Registrant's Certifying Accountant" of its Form N-SAR dated December 20, 2011.

Sincerely,


Raich Ende Malter & Co LLP